Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form F-3 (File Nos.: 333-231127, 333-233108 and 333-258976) and Registration Statements on Form S-8 (File Nos.: 333-225825 and 333-237739) of our reports dated May 17, 2022 relating to the consolidated financial statements and the internal control over finanical reporting of Luokung Technology Corp. and subsidiaries as of December 31, 2021 and for the year ended December 31, 2021 appearing in this Annual Report on Form 20-F of Luokung Technology Corp. for the year ended December 31, 2021.

/s/ MSPC
MSPC
Certified Public Accountants and Advisors, A Professional Corporation
May 17, 2022